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EXHIBIT 11.1 COMPUTATION OF NET INCOME (LOSS) PER SHARE

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                                                                    THREE MONTHS ENDED MARCH 31,
                                                             -------------------------------------------
                                                                   1998                      1997
                                                             -----------------         -----------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic:
  Net income (loss) attributable to common shares....             $  3,583                  $   (995)
                                                                  ========                  ========

  Weighted average common shares outstanding.........               21,761                    18,539
                                                                  ========                  ========

  Per share amount...................................             $   0.16                  $  (0.05)
                                                                  ========                  ========

Diluted:
  Net income (loss)..................................             $  3,583                  $   (995)
  Net effect of convertible debentures based on the
    if-converted method, assuming 100% conversion:
      $35,000,000, 6.75%, due 2006...................                  591                       591
      $50,000,000, 7.0%, due 2004....................                  875                        --
      $143,750,000, 5.25%, due 2002..................                1,887                        --
                                                                  --------                  --------
  Net income (loss) attributable to common shares....             $  6,936                  $   (404)
                                                                  ========                  ========

  Weighted average common shares outstanding.........               21,761                    18,539

  Net effect of convertible debentures based on the
   if-converted method, assuming 100% conversion:
      $35,000,000, 6.75%, due 2006...................                1,717                     1,717
      $50,000,000, 7.0%, due 2004....................                2,469                        --
      $143,750,000, 5.25%, due 2002..................                5,000                        --

  Net effect of dilutive stock options based on the
   Treasury stock method, using average market
    price............................................                  583                       331
                                                                  --------                  --------
      Totals.........................................               31,530                    20,587
                                                                  ========                  ========

  Per share amount...................................              $  0.22                  $  (0.02)
                                                                  ========                  ========
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